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                      November 7, 2023

       Dan Xie
       Chief Financial Officer
       UTStarcom Holdings Corporation
       4th Floor, South Wing, 368 Liuhe Road
       Binjiang District, Hangzhou 310052
       The People's Republic of China

                                                        Re: UTStarcom Holdings
Corporation
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-35216

       Dear Dan Xie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Lan Lou